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                      [KPMG Peat Marwick LLP LETTERHEAD]


                                                                    EXHIBIT 8.01

May 19, 1995

The Board of Directors
The Hillhaven Corporation
Corporate Office
1148 Broadway Plaza
Tacoma, Washington 98402

Dear Board Members:

You have requested the opinion of KPMG Peat Marwick LLP ("KPMG") regarding certain federal income tax consequences resulting from the proposed exchanges of the outstanding common stock of Nationwide Care, Inc. ("Nationwide"), Phillippe Enterprises, Inc. ("PEI"), and Meadowvale Skilled Care Center, Inc. ("Meadowvale") (singularly referred to herein as a "Corporate Target" and collectively as the "Corporate Targets") for newly issued shares of common stock of The Hillhaven Corporation ("Hillhaven"). The exchange of the outstanding common stock of a Corporate Target for common stock of Hillhaven is singularly referred to herein as a "Share Exchange" and collectively as the "Share Exchanges".

Specifically, you have requested us to opine that the form and substance of each Share Exchange will constitute a tax-free reorganization under Section(1) 368(a)(1)(B) of the Internal Revenue Code of 1986 ("IRC" or the "Code"), as amended, that each Corporate Target and Hillhaven will be a "party to a reorganization" within the meaning of section 368(b) of the Code, and that no gain or loss will be recognized by Hillhaven or the Corporate Target Shareholders in the Share Exchange. For purposes of this opinion, we have excluded from our consideration the impact of a proposed merger of Hillhaven with an affiliate of Vencor, Inc. ("Vencor Merger"). Therefore, for purposes of this opinion, it is assumed the Vencor Merger is not consummated.


FACTS AND REPRESENTATIONS


You have submitted for our consideration certain representations as to the proposed transaction and the Amended and Restated Agreement and Plan of Share Exchange and Agreements to Assign Partnership Interests dated as of February 27, 1995 (the "Agreement")(2) by and among Hillhaven, Nationwide, PEI, Meadowvale and specified partners of certain Nationwide affiliated partnerships.


- ------------------------
(1) All section references are to the Internal Revenue Code of 1986, as amended, and the regulations thereunder, unless otherwise indicated.


(2) Capitalized terms not otherwise defined herein are intended to have the same meaning as used in the Amended and Restated Agreement and Plan of Share Exchange and Agreements to Assign Partnership Interests.


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KPMG Peat Marwick LLP


The Board of Directors
The Hillhaven Corporation
May 19, 1995
Page 2


Hillhaven, a Nevada corporation, has 60,000,000 authorized shares of voting common stock ("Hillhaven Common Shares"), of which approximately 32,848,463 shares are issued and outstanding. Hillhaven Common Shares are listed on the New York Stock Exchange. Hillhaven has 35,000 shares of Series C Preferred Shares issued and outstanding, and 63,403 shares of Series D Preferred Shares issued and outstanding. All of the shares of Hillhaven are validly issued, fully paid and nonassessable. No other classes or series of stock are outstanding. Hillhaven is the common parent of a consolidated group.


Nationwide, an Indiana corporation, has 7,431,460 shares of voting common stock issued and outstanding and 76,592 shares of nonvoting common stock issued and outstanding (collectively referred to herein as "Nationwide Common Shares"). Nationwide also has 300,000 shares of redeemable preferred stock issued and outstanding ("Nationwide Preferred Shares"), which will be redeemed prior to the Effective Time by Nationwide. No other classes or series of stock or other instruments that constitute equity under general principles of federal tax law are outstanding. Nationwide has outstanding warrants to purchase 987,188 shares of nonvoting common stock of Nationwide ("Nationwide Warrants"), which will be exercised prior to the Effective Time. Other than the Nationwide Warrants, Nationwide does not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in Nationwide. Nationwide has senior subordinated notes with outstanding principal in the amount of $12,000,000 (the "Senior Subordinated Notes"), which will be prepaid at Closing by Hillhaven.

PEI, an Indiana corporation, has 2,000 shares of voting common stock issued and outstanding (the "PEI Common Shares"). Meadowvale, an Indiana corporation, has 3,000 shares of voting common stock issued and outstanding (the "Meadowvale Common Shares"). No other classes or series of stock of PEI or Meadowvale or other instruments that constitute equity under general principles of federal tax law are outstanding. Neither PEI nor Meadowvale has outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in PEI or Meadowvale, respectively.


The Nationwide Common Shares, the PEI Common Shares and the Meadowvale Common Shares are collectively referred to herein as the "Target Common Shares". All outstanding Target Common Shares are validly issued, fully paid and nonassessable.


Dr. Thomas E. Phillippe, Sr. and Thomas E. Phillippe, Jr. (collectively, the "Phillippes") together own approximately 81 percent of the voting securities of Nationwide and 100 percent of the voting securities of PEI.






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KPMG Peat Marwick LLP



The Board of Directors
The Hillhaven Corporation
May 19, 1995
Page 3



Nationwide owns 99.98 percent and 99 percent, respectively, of the partnership interests in Camelot Care Centers ("Camelot"), and Indiana general partnership, and Evergreen Woods, Ltd. ("Evergreen"), a Florida limited partnership. Camelot and Evergreen are collectively referred to hereinafter as the "Partnership Targets". The partners of Camelot and Evergreen (other than Nationwide) are collectively referred to hereinafter as the "Partners". The interests in the Partnership Targets held by the Partners are collectively referred to as the "Partnership Interests".

Shangri-La Partnership ("Shangri-La"), an Indiana general partnership owned 65% by the Phillippes and originally a party to the Share Exchange Agreement, has sold its principal assets and neither the partners of Shangri-La nor Shangri-La are now parties to the Share Exchange Agreement.

Nationwide was incorporated on September 30, 1992 for the purpose of facilitating a restructuring that took place on July 27, 1993 (the "Restructuring"). In the Restructuring, several partnerships and corporations owned by the Phillippes (the "Nationwide Businesses") and several entities not controlled by the Phillippes (the "Non-Controlled Entities") were acquired and combined into Nationwide. The business purposes for the Restructuring were to reduce borrowing costs, increase access to capital markets, achieve economies of scale and reduce the administrative burdens associated with operating multiple separate entities. In the Restructuring:

(i) each of the Nationwide Businesses that was a corporation was merged with and into Nationwide;

(ii) each partner of a Nationwide Business that was a partnership contributed his or her partnership interest to Nationwide (except that partnership interests representing one percent or less of Camelot and Evergreen remained outstanding and not owned by Nationwide);

(iii) each of the Non-Controlled Entities was merged with and into Nationwide; and

(iv) each partner and shareholder of the Nationwide Businesses and Non-Controlled Entities received shares of common stock of Nationwide, plus cash in lieu of fractional shares, in exchange for their shares and/or partnership interests in the Nationwide Businesses and Non-Controlled Entities surrendered in the Restructuring.

Hillhaven previously adopted a plan (the "Rights Plan") pursuant to which it made a dividend distribution of one right (singularly referred to herein as a "Right" and collectively as the "Rights") for each Hillhaven Common Share outstanding on January 31, 1990 and authorized the issuance of additional Rights for Hillhaven Common Stock issued after that date. The principal purpose of the Rights Plan was to establish a mechanism by which Hillhaven could, in the future, provide shareholders with rights to purchase stock at substantially less than fair market











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KPMG Peat Marwick LLP



The Board of Directors
The Hillhaven Corporation
May 19, 1995
Page 4



value as a means of responding to unsolicited offers to acquire Hillhaven. A Right becomes exercisable into a fraction of a share of Series A Preferred Stock upon the occurrence of certain triggering events. The fractional shares of Series A Preferred Stock have voting, dividend and liquidation rights that make it the economic equivalent of one common share. A Right holder as such has no rights as a Hillhaven shareholder, including no right to vote or receive dividends or distributions. A Right as such is not exercisable or separately tradable, nor is it represented by any certificate other than the common stock certificate itself. Hillhaven may redeem the Rights at $.01 per Right at any time until they become exercisable. As of the date the Share Exchanges are effective ("Effective Date"), the likelihood that the Rights would, at any time, be exercised will be both remote and speculative. No event has occurred, or is anticipated to occur, that would make the Rights exercisable.



The shareholders of each Corporate Target have entered into agreements concerning ownership of Hillhaven Common Shares received in the Share Exchanges (the "Shareholders Agreements"). One of the stated purposes of the Shareholders Agreements is to ensure that the continuity of shareholder interest requirement of section 1.368-1(b) of the Treasury Regulations will be satisfied with respect to the Share Exchanges. In the Shareholders Agreements, each shareholder severally represents, warrants and covenants to the other shareholders that the shareholder has no plan, intention, or arrangement to sell, exchange or otherwise dispose (other than pursuant to the Vencor Merger) of a stated amount of Hillhaven Common Shares received in the Share Exchange. Each shareholder further represents, warrants and covenants to the other shareholders that the shareholder will not, within two years of the Effective Time, or within two years of the Effective Time of the Vencor Merger, whichever is later, sell, exchange or otherwise dispose (other than pursuant to the Vencor Merger) of Hillhaven Common Shares received in the Share Exchange unless (i) the amount of shares sold, exchanged or disposed does not exceed a stated amount, or (ii) in the event the amount of shares sold, exchanged or disposed does exceed the stated amount, that the shareholders obtains and delivers an unqualified opinion from knowledgeable counsel to the effect that such sale, exchange or disposition does not affect the qualification of the Share Exchange as a tax-free reorganization.


As part of, and a condition precedent to, the Share Exchanges, Dr. Thomas E. Phillippe, Sr. and Thomas E. Phillippe, Jr. have each entered into a noncompetition agreement with Hillhaven. Under the noncompetition agreements, the Phillippes agree not to undertake certain actions for a period of five years from the Effective Time. No cash or other property is payable to the Phillippes as consideration under the terms of the noncompetition agreements.

For what have been represented to be valid business purposes, Hillhaven, Nationwide, PEI, Meadowvale, and the Partnership Targets want to combine their businesses. In order to reach that result, the following transactions shall occur pursuant to the Agreement:

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KPMG Peat Marwick LLP




The Board of Directors
The Hillhaven Corporation
May 19, 1995
Page 5



(1) At the Effective Time, each of the shareholders of the Corporate Targets shall exchange their respective Target Common Shares for Hillhaven Common Shares. The exchange of the outstanding common stock of a Corporate Target for common stock of Hillhaven has been previously defined singularly as a "Share Exchange" and collectively as the "Share Exchanges". The Share Exchanges shall be effected pursuant to the provisions of the Indiana Business Corporation Law (the "IBCL") and the Nevada General Corporation Law (the "NCL"). Each Share Exchange is intended to qualify as a tax-free reorganization within the meaning of IRC Section 368(a)(1)(B).

(2) At the Closing, the Partners of the Partnership Targets shall assign to Nationwide their Partnership Interests. The Partnership Interests have no value, nor do they represent liabilities. Accordingly, no consideration will be provided to the Partners in exchange for the assignment of their Partnership Interests to Nationwide.


(3) The total consideration to be received by holders of the Target Common Shares in connection with the Share Exchanges (the "Exchange Consideration") shall consist of 5,000,000 Hillhaven Common Shares, provided that the average closing price of one Hillhaven Common Share as reported on the New York Stock Exchange for the ten trading days immediately preceding the Closing Date (the "Trading Price") is greater than or equal to $24.00. If the Trading Price is less than $24.00, the Exchange Consideration shall consist of the number of Hillhaven Common Shares equal to the quotient of (i) $120,000,000, divided by (ii) the Trading Price; provided, however, that the total number of shares shall not be greater than 5,500,000.



(4) As security for, and as the sole source for satisfaction of, the indemnification obligations of the Corporate Targets provided for in
        Article XIII of the Agreement, ten percent of the number of Hillhaven Common Shares that comprise the Exchange Consideration (the "Escrow Shares") shall be transferred by the shareholders of the Corporate Targets to an escrow agent to be held in escrow (the "Escrow"). In addition, as security for the indemnification obligations of the Corporate Targets provided for in Article XIV of the Agreement, five percent of the number of Hillhaven Common Shares that comprise the Exchange Consideration (the "Supplemental Escrow Shares") shall be transferred by the shareholders of Nationwide to an escrow agent to be held in escrow (the "Supplemental Escrow").


(5) No certificates or scrip representing fractional Hillhaven Common Shares shall be issued in the Share Exchanges or in connection with the assignment of the Partnership Interests and no holder of any such fractional share interest shall be entitled to vote, to receive any dividends or other distributions paid or declared on Hillhaven Common Shares, or to exercise any other rights as a shareholder of Hillhaven with respect to such fractional share
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KPMG Peat Marwick LLP




The Board of Directors
The Hillhaven Corporation
May 19, 1995
Page 6



        interest. Further, no cash shall be issued in lieu of fractional Hillhaven Common Shares in the Share Exchange.


(6) No holders in excess of five percent of the Target Common Shares shall exercise their right to dissent to the Share Exchanges under applicable law.


(7) At the Closing, the Nationwide Subordinated Notes shall be prepaid by Hillhaven, in accordance with the terms thereof; provided, however, that no "Additional Premium" (as that term is defined in that certain Subordinated Note Purchase Agreement dated as of July 27, 1993 between Nationwide and Continental Bank, N.A.) shall be incurred in connection with the prepayment of the Nationwide Subordinated Notes.


(8) At the Closing, certain commercial indebtedness of PEI may be prepaid directly by Hillhaven (the "PEI Indebtedness"). The PEI Indebtedness is bona fide debt (not stock or equity) under general principles of federal tax law, and Hillhaven will pay only the fair market value of such indebtedness, and will not pay any amounts in excess of such indebtedness. The holders of the PEI Indebtedness are not shareholders of PEI.



(9) At the Closing, the Nationwide Preferred Stock shall be redeemed by Nationwide, in accordance with the terms thereof (the "Nationwide Preferred Stock Redemption").



(10) Prior to the Closing, each Nationwide Warrant will be exercised into one share of nonvoting common stock of Nationwide.



(11) Prior to the Effective Time, Meadowvale will transfer to Donald Cheesman ("Cheesman") real property including land and a home built thereon located at 1529 West Lancaster Street, Bluffton, Indiana and owned by Meadowvale (the "Residence"). The approximate fair market value of the Residence is between $100,000 and $150,000. In addition, Meadowvale will repay to Cheesman all amounts owing by Meadowvale to Cheesman pursuant to that certain Promissory Note dated February 1, 1986 executed by Meadowvale in favor of Cheeman (the "Cheesman Promissory Note"). Prior to the Effective Time, Nationwide may loan funds to Meadowvale to repay the Cheesman Promissory Note. Any such loan will be bona fide debt (not stock or equity) under general principles of federal tax and Meadowvale will pay only the fair market value of such indebtedness, and will not pay any amounts in excess of such indebtedness. The loan will be made from Nationwide's own funds without reimbursement directly or indirectly from Hillhaven.



(12) As a condition precedent to the Share Exchanges, that certain Option to Purchase dated January 25, 1993 by and among Craig Moore, John Maxwell, the Anita Maxwell Trust (collectively, the "Optionees") and Nationwide, relating to the Cambridge and Parkwood facilities, shall have been terminated in exchange for the payment of not more than $300,000 to the Optionees (the "Option Termination Payment").



(13) As a condition precedent to the Share Exchanges, the beneficiaries with respect to certain personal guarantees by the shareholders of the Corporate Targets and/or Partners in the Partnership Targets (singularly referred to herein as a "Guarantor" or collectively as the "Guarantors") shall have agreed to release such guarantees at the time of the Closing. Although the Agreement provides that, in lieu of the release of guarantees on certain indebtedness, Nationwide can agree to indemnify such shareholders and/or Partners for any losses resulting from such guarantees, no indemnification by Nationwide will be required because all guarantees shall be released.




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KPMG Peat Marwick LLP


The Board of Directors
The Hillhaven Corporation
May 19, 1995
Page 7




The following representations have been made by Hillhaven, the Corporate Targets or the shareholders of the Corporate Targets in regard to each Share
Exchange:


(a) The fair market value of the Hillhaven Common Shares received by each shareholder of a Corporate Target in the Share Exchange of such Corporate Target will be approximately equal to the fair market value of the Target Common Shares surrendered in such Share Exchange.


(b) Except for the possibility of the Vencor Merger, there is no plan or intention by the shareholders of a Corporate Target who own one percent or more of the stock of the Corporate Target and, to the best of the knowledge of such Corporate Target's management, there is no plan or intention on the part of the remaining shareholders of the Corporate Target to sell, exchange, pledge or otherwise dispose of a number of Hillhaven Common Shares received in the Share Exchange of such Corporate Target that would reduce the Corporate Target shareholders' ownership of Hillhaven Common Shares received in the Share Exchange of such Corporate Target to a number of shares having a value, as of the Effective Date, of less than 50 percent of the value of all of the formerly outstanding stock of the Corporate Target as of the Effective Date. For purposes of this representation, shares of Corporate Target stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Hillhaven Common Shares will be treated as outstanding Corporate Target stock on the Effective Date. Shares of Corporate Target stock and shares of Hillhaven Common Shares held by the shareholders of the Corporate Target and otherwise sold, redeemed (including the Nationwide Preferred Stock Redemption), or disposed of prior or subsequent to the Share Exchange will be considered in making this representation. Moreover, for purposes of this representation, the value of all of the formerly outstanding stock of Meadowvale as of the Effective Date will be determined as if the transfer of the Residence to Cheesman did not occur.



(c) No Corporate Target has a plan or intention to issue additional shares of its stock that would result in Hillhaven losing control of the Corporate Target within the meaning of section 368(c) of the Code.


(d) Hillhaven has no plan or intention to liquidate a Corporate Target; to merge a Corporate Target into another corporation; to cause a Corporate Target to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the stock of a Corporate Target acquired in the Share Exchanges, except for transfers described in section 368(a)92)(C) of the Code.

(e) Neither Hillhaven nor its affiliates has a plan or intention to reacquire any of its stock issued in the Share Exchanges.
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KPMG Peat Marwick LLP


The Board of Directors
The Hillhaven Corporation
May 19, 1995
Page 8


(f) Hillhaven, each Corporate Target, and the shareholders of each Corporate Target will pay their respective expenses, if any, incurred in connection with the transactions contemplated under the Agreement; provided, however, that Nationwide may pay certain expenses it was previously obligated to pay by contract in conneciton with the issuance of the Nationwide Warrants, Nationwide Subordinated Notes and Nationwide Preferred Stock out of its own funds and without reimbursement directly or indirectly from Hillhaven.



(g) Hillhaven will acquire the stock of each Corporate Target solely in exchange for Hillhaven Common Shares. For purposes of this representation, the stock of a Corporate Target redeemed for cash or other property directly or indirectly furnished by or reimbursed to a Corporate Target by Hillhaven will be considered as acquired by Hillhaven. No liabilities of a Corporate Target or the shareholders of a Corporate Target will be assumed by Hillhaven, nor will any of the stock of a Corporate Target be subject to any liabilities. Specifically,


        (i) the Senior Subordinated Debt of Nationwide and the PEI Indebtedness are each bona fide debts (and not stock or equity) for federal income tax purposes;



        (ii) the Nationwide Common Shares held by persons who are also holders of Senior Subordinated Debt will be exchanged for the same per share number of Hillhaven Common Shares as will Nationwide Common Shares not held by persons who are holders of Senior Subordinated Debt. No holders of Meadowvale Common Shares or PEI Common Shares are also holders of Senior Subordinated Debt of Nationwide. No holder of stock of a Corporate Target is also a holder of the PEI Indebtedness.



        (iii) no holder of stock of a Corporate Target (both Target Common Shares and Nationwide Preferred Stock) is or has been a guarantor of the Senior Subordinated Debt or the PEI Indebtedness;



        (iv) Meadowvale will repay the Cheesman Promissory Note out of its own funds or out of a loan from Nationwide made prior to the Effective Time. No funds will be supplied for that purpose, directly or indirectly, by Hillhaven, nor will Hillhaven directly or indirectly reimburse Meadowvale for any amount of the repayment of the Cheesman Promissory Note;



        (v) the amount of the Option Termination Payment is equal to the fair market value of the amount the Optionees are entitled to receive solely as consideration for the termination of the Option to Purchase dated January 25, 1993. The Nationwide Common Shares held by persons who are also Optionees will be exchanged for the same per share number of Hillhaven Common Shares as will Nationwide Common Shares not held by persons who are also Optionees. No holders of Meadowvale Common Shares of PEI Common Shares are also Optionees; and










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KPMG Peat Marwick LLP


The Board of Directors
The Hillhaven Corporation
May 19, 1995
Page 9



        (vi) no shareholder of a Corporate Target is a primary obligor on indebtedness which they personally guarantee and from which personal guarantee the shareholder will be released pursuant to the Agreement. No debtor with respect to any indebtedness subject to a guarantee that will be released is so thinly capitalized that a Guarantor is considered the true debtor of such indebtedness for federal tax purposes. The Nationwide Common Shares held by persons who are Guarantors will be exchanged for the same per share number of Hillhaven Common Shares as will Nationwide Common Shares held by persons who are not Guarantors. The Meadowvale Common Shares held by persons who are Guarantors will be exchanged for the same per share number of Hillhaven Common Shares as will Nationwide Common Shares held by persons who are not Guarantors. None of the Hillhaven Common Shares received by a shareholder of PEI in the PEI Share Exchange is allocable to or consideration for the release of the personal guarantee by such shareholder pursuant to the Agreement.


(h) On the Effective Date, no Corporate Target will have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Corporate Target that, if exercised or converted, would affect Hillhaven's acquisition of control of the Corporate Target, as defined in section 368(c) of the Code.

(i) Neither Hillhaven nor its affiliates own, directly or indirectly, nor have they owned during the past five years, directly or indirectly, any stock of a Corporate Target.

(j) Following the Share Exchanges, each Corporate Target will continue its historic businesses or use a significant portion of its historic business assets in a business.

(k) No two parties to each Share Exchange are investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

(l) Neither Hillhaven nor the Corporate Targets are under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.


(m) The liabilities of the Corporate Targets were incurred by the Corporate Targets in the ordinary course of their businesses; with the exception of the potential loan by Nationwide to Meadowvale for purposes of paying the Cheesman Promissory Note.


(n) There is no intercorporate indebtedness existing between Hillhaven and any Corporate Target or Corporate Target subsidiary that was issued, acquired, or will be settled at a discount.

KPMG Peat Marwick LLP


The Board of Directors
The Hillhaven Corporation
May 19, 1995
Page 10



(o) Each Corporate Target will pay its dissenting shareholders the value of their stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by Hillhaven, nor will Hillhaven directly or indirectly reimburse a Corporate Target for any payments to dissenters.

(p) On the Effective Date, the fair market value of the assets of each Corporate Target will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

(q) At the time of Nationwide Restructuring in July, 1993, there was no plan or intention on the part of the Corporate Targets or the shareholders of the Corporate Targets to engage in a sale, exchange or other disposition of the stock or substantial amount of the assets of any Corporate Target.

(r) None of the compensation received by any shareholder-employees of the Corporate Targets will be separate consideration for, or allocable to, any of their Target Common Shares. Additionally, none of the Hillhaven Common Shares received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement. The compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

(s)     With respect to the Escrow and the Supplement Escrow:

        (i) there is a valid business reason for establishing the Escrow and the Supplemental Escrow;


        (ii) the Escrow Shares and the Supplemental Escrow Shares will appear as issued and outstanding on the balance sheet of Hillhaven and such shares are legally outstanding under applicable state law;

        (iii) all dividends paid on the Escrow Shares and the Supplemental Escrow Shares will be distributed currently to the exchanging shareholders;


        (iv) all voting rights of the Escrow Shares and the Supplemental Escrow Shares are exercisable by or on behalf of the shareholders or their authorized agent;

        (v) no Escrow Shares or Supplemental Escrow Shares are subject to restrictions requiring their return to Hillhaven because of death, failure to continue employment, or similar restrictions;

KPMG Peat Marwick LLP


The Board of Directors
The Hillhaven Corporation
May 19, 1995
Page 11



        (vi) all the Escrow Shares and Supplemental Escrow Shares are released from the escrow arrangement within 5 years of the Effective Date (except where there is a bona fide dispute as to whom the stock should be released);

        (vii) at least 50 percent of the number of shares of each class of stock issued initially to the shareholders is not subject to the Escrow Share arrangement or the Supplement Escrow Share arrangement;

        (viii) the return of the Escrow Shares or the Supplemental Escrow Shares will not be triggered by an event the occurrence or nonoccurrence of which is within the control of the shareholders;

        (ix) the return of the Escrow Shares or the Supplemental Escrow Shares will not be triggered by the payment of additional tax or reduction in tax paid as a result of an audit by the IRS of the shareholders or the corporations either (a) with respect to the Share Exchanges, or (b) when the Share Exchanges involve persons related within the meaning of section 267(c)(4) of the Code; and

        (x) the mechanism for the calculation of the number of Escrow Shares or supplement Escrow Shares to be returned is objective and readily ascertainable.

(t) There is no plan or intention for the Corporate Targets to sell, exchange, or otherwise dispose of their assets or to discontinue the historic business of the facilities.

OPINION

Based solely on the above Facts and Representations and subject to the Scope of the Opinion outlined below, it is our opinion that;


(1) Each Share Exchange will constitute a reorganization within the meaning of IRC Section 368(a)(1)(B).


(2) Hillhaven and the Corporate Targets will each be "a party to a reorganization" within the meaning of IRC Section 368(b).


(3) No gain or loss will be recognized by Hillhaven in the Share Exchanges of the Target Common Shares in exchange for Hillhaven Common Shares pursuant to IRC Section 1032(a).

KPMG Peat Marwick LLP


The Board of Directors
The Hillhaven Corporation
May 19, 1995
Page 12




(4) No gain or loss will be recognized by the Corporate Target Shareholders to the extent the Corporate Target Common Shares are exchanged solely for Hillhaven Common Shares in the Share Exchanges pursuant to IRC
        Section 354(a)(1).


SCOPE OF THE OPINION

Our opinion is based upon the information contained in the Agreement and the facts and representations set forth in this letter. If any fact, assumption, or representation is not entirely complete or accurate, it is imperative that we be informed immediately in writing because the incompleteness or inaccuracy could cause us to change our opinion. We have not reviewed all the legal documents necessary to effectuate the steps to be undertaken and we assume that all steps will be effectuated under state and federal law and will be consistent with the Agreement submitted to us.


The opinion contained herein is rendered only with respect to the four holdings set forth herein and KPMG expresses no opinion with respect to any other federal, foreign, state or local tax or legal aspect of the proposed transactions. Specifically, this opinion does not address the taxability of any party resulting from the assignment by the minority partners of their partnership interests in certain Partnership Targets pursuant to the Agreement. This opinion does not address the taxability of any party resulting from the redemption of the Nationwide Preferred Shares or the transfer of the Residence to Donald Cheesman prior to the Share Exchanges. This opinion also does not address the taxability to any party resulting from the acquisition, settlement or repayment of indebtedness (including the Senior Subordinated Debt, the PEI Indebtedness and the Cheesman Promissory Note) in connection with the Agreement. Further, this opinion does not address the taxability to the holders of the Nationwide Warrants upon their exercise of such warrants.



ON APRIL 23, 1995, HILLHAVEN ENTERED INTO AN AGREEMENT AND PLAN OF MERGER WITH VENCOR, INC. IF THE VENCOR MERGER IS CONSUMMATED, THE SHAREHOLDERS OF HILLHAVEN WILL EXCHANGE THEIR SHARES FOR SHARES OF VENCOR, INC. OR A VENCOR, INC. AFFILIATE. THE IMPACT OF THE VENCOR MERGER ON THE SHARE EXCHANGES IS NOT INCLUDED IN THE SCOPE OF THIS OPINION. THEREFORE, IF THE VENCOR MERGER IS CONSUMMATED, THERE WILL BE A NEED TO REEVALUATE THIS OPINION.


The opinion is not binding upon any tax authority or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. We assume no duty to inform you of any

KPMG Peat Marwick LLP



The Board of Directors
The Hillhaven Corporation
May 19, 1995
Page 13



changes in our opinion due to changes in law that may occur subsequent to the issuance of this letter.


Finally, KPMG is rendering this opinion only to Hillhaven and cannot be relied upon by any persons other than Hillhaven. We have been advised that the Corporate Targets and the shareholders of the Corporate Targets have received appropriate tax counsel with respect to the Share Exchanges and will not rely on this opinion in any manner.


KPMG Peat Marwick LLP